                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Vertex Communications Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[VERTEX LOGO]

                        VERTEX COMMUNICATIONS CORPORATION
                             2600 N. LONGVIEW STREET
                            KILGORE, TEXAS 75662-6842
                                 (903) 984-0555

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 26, 1999

To the Shareholders of
         Vertex Communications Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Vertex Communications Corporation (the "Company") will be held at the Roy H. Laird Country Club, 1306 Houston Street, Kilgore, Texas, at 11:00 A.M., local time, on Tuesday, January 26, 1999, for the following purposes:

                  (1) To elect seven (7) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

                  (2) To consider and vote upon a proposal to amend the Company's 1995 Stock Compensation Plan to increase the aggregate number of shares of Common Stock reserved and authorized for issuance thereunder from 500,000 to 1,000,000, as more particularly described in the accompanying Proxy Statement; and

                  (3) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending September 30, 1999; and

                  (4) To transact such other business as may properly come before the Meeting or any adjournments thereof.

         Only holders of Common Stock of record at the close of business on December 4, 1998, are entitled to notice of and to vote at the Meeting and any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the offices of the Company and at the Meeting.

         A Proxy Statement, which describes the nominees for election to the Board of Directors, the proposed amendment to the 1995 Stock Compensation Plan and the independent public accountants recommended for selection by the Board of Directors, and a form of Proxy accompany this Notice.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF A SHAREHOLDER WHO HAS RETURNED A PROXY FINDS THAT HE OR SHE CAN ATTEND THE MEETING IN PERSON, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED TO THE MEETING.


                                       By Order of the Board of Directors

                                              /s/ JOE A. YLITALO

                                                Joe A. Ylitalo
                                                   Secretary

Kilgore, Texas
December 21, 1998

                       VERTEX COMMUNICATIONS CORPORATION
                            2600 N. LONGVIEW STREET
                           KILGORE, TEXAS 75662-6842

                              -------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 26, 1999

                              -------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         The enclosed proxy (the "Proxy") is being solicited on behalf of the Board of Directors of Vertex Communications Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Roy H. Laird Country Club, 1306 Houston Street, Kilgore, Texas, at 11:00 A.M., local time, on Tuesday, January 26, 1999, or at such other time and place to which the Meeting may be adjourned. Proxies, together with copies of this Proxy Statement, are being mailed to shareholders of the Company on or about December 21, 1998.

         Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Meeting and to vote in person. Any shareholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by those named in the Proxy "FOR" the election as directors of those nominees named in the Proxy Statement, "FOR" the proposal to amend the Company's 1995 Stock Compensation Plan, "FOR" the proposal to ratify the appointment of Arthur Andersen LLP, as independent public accountants for the Company, and in accordance with their best judgment on all other matters that may properly come before the Meeting.

         The enclosed form of Proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the Proxy. If you wish to grant authority to vote for all nominees, check the box marked "FOR". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD AUTHORITY". If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the Proxy in the space provided.

                       RECORD DATE AND VOTING SECURITIES

         Shareholders of record at the close of business on December 4, 1998, will be entitled to notice of and to vote at the Meeting. On December 4, 1998, the Company had issued and outstanding 5,095,578 shares of Common Stock, $.10 par value (the "Common Stock"), which is the only class of its capital stock outstanding.

                               QUORUM AND VOTING

         The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. Each holder of Common Stock is entitled to one vote for each share held on each matter, including the election of directors, to be voted on at the Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or by Proxy, is required for the approval of each matter submitted to the Meeting, except that in the election of directors, the seven nominees receiving the greatest number of votes shall be deemed elected even though receiving the affirmative vote of less than a majority of the outstanding shares entitled to be voted at the Meeting. Additionally, in the election of directors, cumulative voting is prohibited and Proxies cannot be voted for more than seven nominees.

         Shares of Common Stock represented at the Meeting in person or by Proxy but not voted with respect to a proposal are counted as present for purposes of a quorum. In votes on any proposal other than for the election of directors, the effect of an abstention or a non-vote is the same as a vote against such proposal. In the election of directors, shares of Common Stock as to which the authority to vote is withheld and shares of Common Stock represented in person or by Proxy but not voted at the Meeting are not counted toward the election of directors or toward the election of the individual nominees named in the Proxy.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of the Common Stock of the Company as of December 4, 1998, by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee as a director of the Company, (iii) the Company's Chief Executive Officer, (iv) each of the Company's four other most highly compensated executive officers for fiscal year 1998 and (v) the directors and executive officers of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.


                                                     AMOUNT AND NATURE OF        PERCENT
    NAME OF BENEFICIAL OWNER OR GROUP(1)             BENEFICIAL OWNERSHIP        OF CLASS
    ------------------------------------             --------------------        --------

Fidelity Management & Research Corporation...                510,000              10.0%
Ryback Management Corporation ...............                464,900               9.1
EQSF Advisers, Inc. .........................                306,900               6.0
Dimensional Fund Advisors, Inc. .............                280,600               5.5
J. Rex Vardeman(2) ..........................                187,070               3.6
James D. Carter(2) ..........................                 91,833               1.8
A. Don Branum(2) ............................                 77,000               1.5
Rein Luik(3) ................................                 73,910               1.4
Bill R. Womble(2) ...........................                 25,550               *
Donald E. Heitzman, Sr.(2). .................                 20,000               *
Manfred Stupnik(2) ..........................                 14,000               *
John G. Farmer(2) ...........................                 10,000               *
All directors and executive office
   as a group (12 persons)(4) ...............                627,936              12.0
------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common Stock are as follows:
    Fidelity Management & Research Corporation, 82 Devonshire Street,

    Boston, Massachusetts 02109; Ryback Management Corporation, 7711 Carondelet Avenue, Box 16900, St. Louis, Missouri 63105; EQSF Advisers, Inc., 767 Third Avenue, New York, New York 10017; and Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401.

(2) Includes 30,000, 25,000, 30,000, 10,000, 15,000, 4,000, and 10,000 shares as to which beneficial ownership could be acquired by Messrs. Vardeman, Carter, Branum, Womble, Heitzman, Stupnik, and Farmer, respectively, within sixty days of December 4, 1998, upon the exercise of outstanding options.

(3) Includes 2,080 shares held of record by the TIW Systems, Inc. Stock Bonus Plan (the "Stock Bonus Plan") for the account of Dr. Luik, as to which shares Dr. Luik shares voting and investment powers pursuant to the terms of the Stock Bonus Plan.

(4) Includes (i) an aggregate of 150,200 shares as to which beneficial ownership could be acquired by all such persons within sixty days of December 4, 1998, upon the exercise of outstanding options and (ii) an aggregate of 4,915 shares held of record by the Stock Bonus Plan for the accounts of two such persons.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors for the ensuing year will consist of seven directors who are each to be elected at the Meeting for a term of office expiring at the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified. It is intended that the persons named in the following table will be nominated as directors of the Company and that the persons named in the accompanying Proxy, unless otherwise directed, will vote for the election of such nominees at the Meeting. Each of the nominees is an incumbent director of the Company and has indicated his willingness to continue to serve as a member of the Board of Directors, if elected. In the event any nominee should become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will be vested with discretionary authority in such instance to vote the enclosed Proxy for such substitute as the Board of Directors shall designate.

         The following slate of seven nominees has been nominated by the Board of Directors:

                                                                                                            Director
             NAME OF NOMINEE                    Age                  Position(s)                              Since
             ---------------                    ---                  -----------                            --------
J. Rex Vardeman(1)(2)....................       59       Chairman of the Board, President,
                                                         Chief Executive Officer and Director                 1984

A. Don Branum(2).........................       61       Senior Vice President, Assistant                     1984
                                                         Secretary and Director

James D. Carter(2)(3)....................       51       Vice President and Chief Financial
                                                         Officer, Treasurer and Director                      1984

Bill R. Womble(1)(3).....................       60       Director                                             1984

Donald E. Heitzman, Sr.(1)(3)............       72       Director                                             1992

John G. Farmer...........................       51       Director                                             1997

Rein Luik................................       63       Vice President and Director; and                     1997
                                                         President, Vertex Electronics Group
---------------------------


(1) Member of the Compensation Committee.

(2) Member of the Stock Option Committee of the Outside Directors Stock Option Plan.

(3) Member of the Audit Committee.

         J. Rex Vardeman is a co-founder of the Company and has served as Chairman of the Board, President, Chief Executive Officer and a director since its inception in October 1984. Prior to founding the Company, Mr. Vardeman served as Vice President of Harris Antenna Operations ("Harris Antenna Operations"), a unit of the Satellite Communications Division of Harris Corporation ("Harris"), until the acquisition in 1984 of the Harris Antenna Operations by the Company. In 1973, Mr. Vardeman co-founded Radio Mechanical Structures, Inc. ("RMS"), the predecessor to the Harris Antenna Operations, and served as its Vice President and General Manager and a director until the acquisition of RMS by Harris in 1977. For more than ten years prior thereto, he was employed by E-Systems, Inc., a major electronics company, in various engineering and management positions. Mr. Vardeman holds no other directorships.

         A. Don Branum, a co-founder of the Company, has served as Senior Vice President, Assistant Secretary, and a director since its inception in October 1984. He also served as Vice President/General Manager of the Company's Vertex Antenna Products Division from April 1994 through April 1998. Prior to joining the Company, Mr. Branum served as Vice President of the Harris Antenna Operations, with responsibility for product marketing. Mr. Branum served as President of Dallas Telecommunications, Inc., a communication marketing and consulting firm which he founded, from 1981 through 1984. From 1978 through 1981, Mr. Branum served as Vice President and General Manager of the Satellite Communications Division of Harris, of which the Harris Antenna Operations were a part. Mr. Branum was a co-founder of RMS in 1973 and served as its President and a director until its acquisition by Harris in 1977. He holds no other directorships.

         James D. Carter has served the Company as Vice President and Chief Financial Officer, Treasurer and a director since its inception in October 1984. Prior to joining the Company, Mr. Carter was employed by Harris as Controller of the Harris Antenna Operations since 1978. For more than six years prior thereto, Mr. Carter was employed by Harris in various accounting positions. Mr. Carter holds no other directorships.

         Bill R. Womble has served as a director of the Company since October 1984. He has been continuously engaged in the private practice of law since 1963 and is a shareholder of the firm of Thompson & Knight, P.C. (attorneys), in Dallas, Texas. Mr. Womble holds no other directorships.

         Donald E. Heitzman, Sr. has served as a director of the Company since September 1992. Mr. Heitzman is President of International & Defense Consultants, of Dallas, Texas, a private consulting firm which he founded in May 1992. He was previously employed by Electrospace Systems, Inc. (telecommunications systems), as Senior Vice President of International Business Development for more than five years. Mr. Heitzman holds no other directorships.

         John G. Farmer has served as a director of the Company since August 1997. Mr. Farmer is Co-Managing Partner of Stratford Capital Partners, L.P., a Dallas-based small business investment company (SBIC) founded in 1995 and affiliated with the investment firm of Hicks, Muse, Tate & Furst, Inc., Dallas, Texas. Prior to joining Stratford Capital Partners, Mr. Farmer served as Senior Vice President and Regional Manager for GE Capital's Corporate Finance Group from 1990 through 1994. From 1975 to 1990, Mr. Farmer served in various senior management positions at MBank Dallas, N.A. ("MBank"), including Chairman, Chief Executive Officer, and a director of MVenture Corp. (MBank's wholly-owned subsidiary and SBIC) from 1985 until his departure from MBank in 1990. Mr. Farmer also serves as a director of Hollywood Theater Holdings, Inc. (movie entertainment centers).

         Rein Luik has served as a director of the Company since August and as Vice President of the Company since June 1997, immediately following the Company's acquisition of Vertex Satcom Systems, Inc. ("Vertex Satcom"), formerly known as TIW Systems, Inc., as a wholly-owned subsidiary of the Company. Dr. Luik, a co-founder of Vertex Satcom, has served as President since its inception in 1976 and has continued to serve in that position since its acquisition by the Company. Effective October 1998, Dr. Luik became President of the Vertex Electronics Group. Prior to founding Vertex Satcom, Dr. Luik was employed by the WDL Division of Aeronutronic Ford Corporation from 1962 to 1976, initially as an engineer and subsequently as Manager of its Antenna Subsystems Engineering Department. Dr. Luik holds no other directorships.

         All directors of the Company hold office until the next ensuing Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. All officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any director or officer and any other such person.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SUCH NOMINEES.


                       BOARD OF DIRECTORS AND COMMITTEES

         The business affairs of the Company are managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. The Board of Directors or its authorized committees met six times and acted by unanimous written consent two times during the 1998 fiscal year. During such fiscal year, each incumbent director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the Board on which he served (during the period that he served). For the Board of Directors as a whole, attendance was 100% during the 1998 fiscal year.

         The Board of Directors has established Audit, Compensation, and Outside Directors Stock Option Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during fiscal year 1998 are described below.

         Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent public accountants for the Company and monitors the performance and independence of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status and effectiveness of internal accounting controls; evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates all public financial reporting documents of the Company. James D. Carter (Chairman), Bill R. Womble and Donald E. Heitzman, Sr. are members of the Audit Committee. The Audit Committee met one time during the 1998 fiscal year.

         Compensation Committee. The Compensation Committee is empowered to review and advise management and make determinations with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The Compensation Committee also administers the Company's Stock Option Plan for Key Employees, 1995 Stock Compensation Plan for officers, directors (other than non-employee directors), employees, and advisors, Management Incentive Compensation Plans for officers and key employees and Employee Profit Sharing Bonus Plans for employees. The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom stock options shall be granted, the number of shares to be covered by each option and the time or times at which options shall be granted pursuant to the Company's stock option plans for officers and other employees.

         The Compensation Committee is comprised of J. Rex Vardeman (Chairman), Bill R. Womble, and Donald E. Heitzman, Sr. The Compensation Committee held one meeting and acted by unanimous written consent one time during the 1998 fiscal year.

         Stock Option Committee. The Company's Outside Directors Stock Option Plan (the "Outside Directors Plan") is administered by the Stock Option Committee of the Board comprised of J. Rex Vardeman (Chairman), James D. Carter, and A. Don Branum, each of whom is an executive officer and director of the Company and ineligible to participate in such plan. The Outside Directors Plan defines "Outside Directors" eligible to participate in such plan as those directors of the Company who are not regular salaried employees of the Company or its subsidiaries. The Outside Directors Plan expired on December 31, 1996, but certain previously granted stock options remain validly issued and outstanding pursuant to the terms of such plan. The Stock Option Committee held no meetings during the 1998 fiscal year.

         The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

           PROPOSAL TO AMEND THE 1995 STOCK COMPENSATION PLAN

GENERAL

         The 1995 Stock Option Plan of Vertex Communications Corporation (the "Plan") was adopted in 1994 to encourage ownership of the Common Stock of the Company by certain officers, directors (other than non-employee directors), employees and advisors ("Participants") of the Company or any of its subsidiaries (collectively referred to herein as the "Company") in order to provide additional incentive for eligible Participants to promote the success and the business of the Company and to encourage them to remain in the employ of the Company by providing Participants opportunities to benefit from any appreciation of the Common Stock of the Company through the issuance of stock options and related stock appreciation rights in accordance with the terms of the Plan. The Board of Directors believes that the best interests of the Company will be served by increasing its ability to secure and retain highly qualified and experienced officers, directors, employees and advisors through affording them opportunities to acquire a stake in the future of the Company by acquiring an equity position in the Company. Through continued implementation and administration of the Plan, the Board of Directors seeks to assure the maximum efforts and fullest measure of continued loyal association of eligible Participants.

DESCRIPTION OF THE PROPOSED AMENDMENT

         The Board of Directors has unanimously adopted and approved, subject to shareholder approval, an amendment (the "Amendment") to Section 2 of the Plan to increase the aggregate number of shares of Common Stock reserved for and which may be issued upon exercise of options under the Plan from 500,000 shares to 1,000,000 shares. The text of the affected section of the Plan, as amended by the proposed Amendment, is set forth in Appendix A hereto. Copies of the Plan, as amended, will be made available upon request at the Company's executive offices.

REQUIRED APPROVAL

         Approval of the proposed Amendment to the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock that are issued and outstanding and entitled to vote thereon as of December 4, 1998. Members of the Board of Directors and other executive officers of the Company, who beneficially own in the aggregate approximately 12.0% of the issued and outstanding Common Stock, currently intend to vote such shares in the favor of the proposal. See "Security Ownership of Management and Principal Shareholders." The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted in favor of the proposal to approve the proposed Amendment to the Plan.

DESCRIPTION OF THE 1995 STOCK COMPENSATION PLAN

         General. The Plan currently makes available for granting of options a maximum number of 500,000 shares (subject to adjustment for stock dividends, stock splits and similar events) of the Company's Common Stock. As of the December 4, 1998, options to purchase 499,400 shares of Common Stock had been granted under the Plan, of which options to purchase 35,873 shares of Common Stock had been exercised and options to purchase 463,527 shares of Common Stock remained outstanding and had not yet been exercised, and options to purchase 600 shares of Common Stock remained available for grant pursuant to the Plan. The Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not constitute Incentive Options ("Nonqualified Options"), alternate stock appreciation rights ("SARs") and reload options ("Reload Options"). If any option expires or terminates without being fully exercised, the shares allocated to the unexercised portion of such option will again be available for purposes of the Plan unless the Plan shall have been terminated.

         Plan Administration and Interpretation. The Plan is administered and interpreted by a Compensation Committee (the "Committee") appointed by the Board of Directors which consists of three members of the Board of Directors, two of whom are required to be disinterested directors of the Company who are ineligible to participate in the Plan for at least one year prior to any action taken or undertaken by the Committee. If at any time there are fewer than two disinterested directors who are qualified to serve on the Committee, the Plan will be administered by the full Board of Directors. Subject to the provisions of the Plan, the Committee has the sole authority and power to construe the Plan and options granted pursuant to the Plan, adopt, prescribe, amend, and rescind rules and regulations relating to the Plan, and to otherwise make all determinations necessary or advisable in administering the Plan, including but not limited to: (i) who shall be granted options or SARs under the Plan; (ii) the term of each option and related SAR, if applicable; (iii) the number of shares covered by such options; (iv) whether the option shall constitute an Incentive Option or a Nonqualified Option or a Reload Option; (v) the exercise price for the purchase of the shares of Common Stock covered by the option, provided that the exercise price for any Incentive Option must be at least equal to the fair market value of the shares covered thereby as of the date of grant of such option, or in the case of an Incentive Option granted to an employee who owns more than 10% of the voting stock of the Company (a "10% Holder"), the exercise price must not be less than 110% of the fair market value of the shares covered thereby as of the date of grant of such option;
(vi) the term during which the option may be exercised, provided such term may not generally exceed ten years from the date of grant or five years in the case of grant of such option to a 10% Holder; (vii) whether the right to purchase the number of shares covered by the option shall be fully vested on issuance of the option so that such shares may be purchased in full at any time or whether the right to purchase such shares shall become vested over a period of time so that such shares may only be purchased in cumulative installments; and (viii) the time or times at which the options and related SARs, if applicable, may be granted. Except in the case of disability or death, no option or SAR may be exercised after a Participant who is an employee of the Company ceases to be employed by the Company; provided, however, the Committee has the authority to extend the exercise period for not more than three months following the date of termination of such Participant's employment. If a Participant's employment is terminated by reason of death or disability, the Committee may extend the term of the option and related SAR, if applicable, for a period not to exceed one year following the date of termination of the Participant's employment.

         Plan Awards. Awards under the Plan may be designated as Incentive Options, Nonqualified Options, Reload Options, or in the case of SARs and subject to certain conditions, a combination thereof. Nonqualified Options may be granted only to such officers, directors (other than non-employee directors), employees or advisors of the Company who, in the judgment of the Committee, are responsible for or contribute to the management or success of the Company. Incentive Options may be granted only to employees of the Company who, in the judgment of the Committee, are responsible for or contribute to the management or success of the Company; provided that the aggregate fair market value of the Common Stock with respect to which Incentive Options are exercisable for the first time by an eligible Participant during any calendar year may not exceed $100,000.00. If an option provides for a vesting period to be exercised in cumulative installments or a delayed vesting period, the vesting period will be accelerated upon the occurrence of a "Change of Control" or a threatened Change of Control of the Company so that such option will become exercisable immediately in part or in its entirety at the election of the Participant. For purposes of the Plan, a Change of Control will be deemed to have occurred if: (i) a person or group, as determined in accordance with
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial holder of at least 20% of the outstanding voting securities of the Company; (ii) as a result of, or in connection with, a tender offer or exchange offer, merger or other business combination, or like event, the persons who were directors of the Company before such transaction, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (iii) a tender offer or exchange offer is made and consummated for the ownership of the securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (iv) the Company is merged or consolidated with another company and as a result of such merger or consolidation, less than 40% of the outstanding voting securities of the surviving or resulting corporation is then owned in the aggregate by the former shareholders of the Company; or (v) the Company transfers more than 50% of its assets to another corporation that is not a wholly-owned subsidiary of the Company.

         Concurrently with or subsequent to the award of an option pursuant to the Plan, the Committee, in its sole discretion, may award to a Participant who has an outstanding option (the "Related Option"), a SAR permitting the Participant to be paid the appreciation on the Related Option in lieu of exercising the Related Option. A SAR granted with respect to an Incentive Option must be granted together with the Related Option. A SAR granted with respect to a Nonqualified Option may be granted together with or subsequent to the granting of the Related Option. A SAR may be exercised only to the extent that its Related Option is eligible to be exercised on the date of exercise of the SAR. The amount of payment to which a Participant will be entitled upon exercise of a SAR will be equal to the amount by which the fair market value of a share of Common Stock on the exercise date exceeds the fair market value of a share of Common Stock on the date the Related Option was granted or became effective. The amount payable by the Company to a Participant upon exercise of a SAR may be paid in shares of Common Stock, cash or a combination thereof. Except in the case of disability or death, no SAR may be exercised after an eligible Participant ceases to be an employee, director or advisor of the Company. Upon the exercise or termination of any Related Option, the SAR with respect to the Related Option will terminate to the extent of the number of shares as to which the Related Option was exercised or terminated. SARs may not be assigned, pledged or hypothecated in any way and will not be subject to execution, attachment or similar process.

         Concurrently with the award of a Nonqualified Option and/or an Incentive Option, the Committee may, in its discretion, authorize the grant of a Reload Option. A Reload Option enables the Participant to purchase for cash or shares that number of shares equal to the number of shares used to exercise an underlying Nonqualified Option or Incentive Option. The option price per share deliverable upon the exercise of a Reload Option is the fair market value of a share of Common Stock on the date of grant of the Reload Option. Each Reload Option is exercisable six months after the effective date of grant. The term of a Reload Option is equal to the remaining term of the underlying option.

         Exercise and Payment. Full payment for shares purchased upon exercise of an option must be made at the time of exercise. No shares may be issued until full payment is made. The Plan provides that an option agreement may permit a Participant to tender previously owned shares of Common Stock in partial or full payment of shares to be purchased upon exercising an option.

         Agreement to Serve. Each employee receiving an option under the Plan agrees to remain in the employ of the Company for a period of at least one year from the date of grant of the option.

         Amendments and Termination. All options granted pursuant to the Plan must be granted before October 26, 2004, the date the Plan terminates. The Board of Directors may, however, terminate, modify or amend the Plan at any time prior to such date, provided that any such modification or amendment may not (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of securities which may be issued under the Plan, except in certain instances relative to changes in capitalization of the Company, or (iii) materially modify the requirements as to eligibility for participation in the Plan without shareholder approval. Termination or amendment of the Plan will not alter or impair, without the consent of any affected Participant, any of the rights or obligations pursuant to any option theretofore granted pursuant to the Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

         General. Options granted under the Plan, if granted to Participants who are employees of the Company and are so designated, will constitute Incentive Options under Section 422 of the Code, and options granted to eligible Plan Participants and so designated, will constitute Nonqualified Options. A Reload Option granted under the Plan will be treated as a Nonqualified Option.

         Incentive Options. No taxable income is realized by a Participant and no tax deduction is available to the Company upon either the grant or exercise of an Incentive Option. If a Participant holds the shares acquired upon the exercise of an Incentive Option for more than one year afer the issuance of the shares upon exercise of the Incentive Option and more than two years after the date of grant of the Incentive Option (the "Holding Period"), the difference between the exercise price and the amount realized upon the sale of such shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares are transferred before the expiration of the Holding Period, the Participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the Incentive Option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the shares; provided that the deduction will not be allowed to the extent such amount exceeds the annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives pursuant to
Section 162(m) of the Code (the "Deduction Limitation") and does not otherwise satisfy an exception to the Deduction Limitation. Any further gain or loss from an arm's length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the Holding Period before disposition. Certain special rules apply if an Incentive Option is exercised by tendering stock. The difference between the Incentive Option exercise price and the fair market value, at the time of exercise, of the Common Stock acquired upon the exercise of an Incentive Option may give rise to alternative minimum taxable income subject to an alternative minimum tax.

         Nonqualified Options. Generally, taxable income is realized by the Participant upon the grant of a Nonqualified Option, and no deduction generally is then available to the Company. Upon exercise of a Nonqualified Option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the Participant as ordinary income. This amount will also be deductible by the Company unless the amount exceeds the Deduction Limitation and does not satisfy an exception to the Deduction Limitation. The tax basis of shares acquired by the Participant will be the fair market value on the date of exercise. When a Participant disposes of shares acquired upon exercise of a Nonqualified Option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a long-term or short-term capital gain, depending on the Holding Period of the shares. The Holding Period commences upon exercise of the Nonqualified Option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the Holding Period of the shares. The exercise of a Nonqualified Option will not trigger the alternative minimum tax consequences applicable to Incentive Options.

         Stock Appreciation Rights. The holder of a SAR granted under the Plan will realize no taxable income upon receipt of the SAR. If cash is paid or unrestricted Common Stock is issued upon exercise of the SAR, such holder will realize compensation upon the exercise of such SAR, taxable as ordinary income to the extent the fair market value of the underlying Common Stock on the date of exercise exceeds the fair market value of the underlying Common Stock on the date the SAR was granted, and the Company will be entitled to a deduction from income for tax purposes in an equal amount at the same time such holder realizes such income. If the holder of such SAR is compensated in shares of Common Stock subject to restrictions upon exercise of the SAR, such payment will not be includable in such holder's taxable income until such restrictions lapse.

ISSUANCE OF OPTIONS UNDER THE PLAN

         Applicable regulations of the Securities and Exchange Commission (the "Commission") require the presentation of information setting forth the benefits that will be received pursuant to the Plan by (i) the

Company's Chief Executive Officer, (ii) each of the Company's four other most highly compensated executive officers for fiscal year 1998, individually, (iii) each nominee for election as director, (iv) all current executive officers as a group, (v) all current directors who are not executive officers as a group, and
(vi) all employees, excluding executive officers, as a group, if such amounts are determinable. If such benefits are not determinable, which is the case for the Plan, the Company is required to describe the benefits which would have been received for the last fiscal year if the Plan had been in effect, as amended. The number of options to be granted under the Plan is indeterminate at this time as awards are made to eligible Participants at the discretion of the Committee. No determination has yet been made as to which eligible Participants will be granted options under the Plan, as amended, in the future or the number of shares to be covered by any such option.

         The benefits which would have been received for fiscal year 1998 in the case of the Plan are the amounts actually granted in fiscal year 1998 under the Plan. No options were granted under the Plan in fiscal year 1998 to the Chief Executive Officer, any of the Company's other executive officers or any nominee for election as a director. Current directors who are not executive officers of the Company are ineligible to participate in the Plan. All employees of the Company as a group, excluding current executive officers, were granted options covering an aggregate of 10,000 shares of Common Stock in fiscal year 1998.

         Each option under the Plan has an exercise price equal to the fair market value of the Common Stock on the grant date of such option. The dollar value of such options is currently indeterminate, as each such option is subject to a vesting schedule and the value thereof will be dependent on the market price of the underlying shares of Common Stock achieving levels above the applicable exercise price. As of December 4, 1998, the closing sales price of the Common Stock on the Nasdaq Stock Market, National Market was $18.75 per share.



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                       PROPOSAL TO RATIFY THE APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has appointed Arthur Andersen LLP, independent public accountants, to serve as independent auditors of the Company and to audit its consolidated financial statements for fiscal year 1999, subject to approval by shareholders at the Meeting. Arthur Andersen LLP has served as the Company's independent public accountants since the Company's inception and is, therefore, familiar with its affairs and financial procedures. To the knowledge of management of the Company, neither such firm nor any of its members has any direct or material indirect financial interest in the Company, nor any connection with the Company in any capacity other than as independent public accountants.

         Although shareholder ratification and approval of this appointment is not required by law or otherwise, in keeping with the Company's policy that its shareholders should be entitled to a voice in this regard and as a matter of good corporate practice, the Board of Directors is seeking ratification of this appointment. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors prior to the end of the current fiscal year, and in such case, the opinions of shareholders will be taken into consideration.

         The following resolution concerning the ratification of the appointment of independent public accountants will be submitted to the Meeting:

          "RESOLVED, that the appointment by the Board of Directors of the Company of Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements and related books, records, and accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1999, is hereby ratified."

         A representative of Arthur Andersen LLP, the Company's independent public accountants for fiscal year 1998, is expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

         The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted in favor of the adoption of the resolution of ratification.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

         The following table sets forth certain information regarding all cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as other compensation paid or accrued, during the fiscal years indicated, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for such respective periods in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                         Annual Compensation               Long-Term Compensation
                                        ---------------------------------------  ----------------------------------
                                                                                         Awards              Payouts
                                                                                 -------------------------   -------
                                                                                 Restricted    Securities              All Other
                                                                  Other Annual      Stock      Underlying      LTIP      Compen-
                              Fiscal                   Bonus      Compensation    Award(s)    Options/SARs   Payouts     sation
Name and Principal Position    Year     Salary ($)     ($)(1)        ($)(2)          ($)           (#)          ($)      ($)(3)
---------------------------   ------    ----------   ---------    ------------   -----------  ------------   -------   ---------
J. Rex Vardeman ..........       1998     $250,000     $105,000         --           --           --           --     $    800
  Chairman of the Board,         1997      225,000       92,000         --           --           --           --          800
  President, and Chief           1996      188,000       77,000         --           --           --           --          800
  Executive Officer

A. Don Branum ............       1998      185,000       87,000         --           --           --           --          800
  Senior Vice President          1997      175,000       37,000         --           --           --           --          800
                                 1996      160,000       94,000         --           --           --           --          800

James D. Carter ..........       1998      165,000       76,000         --           --           --           --          800
  Vice President and Chief       1997      145,000       61,000         --           --           --           --          800
  Financial Officer, and         1996      125,000       51,000         --           --           --           --          800
  Treasurer

Rein Luik(4) .............       1998      210,000       49,000         --           --           --           --       15,497(5)
  Vice President;                1997      275,000           --         --           --           --           --       15,041(5)
  President, Vertex
  Electronics Group

Manfred Stupnik ..........       1998      135,000       82,000         --           --           --           --          800
  Vice President;                1997      125,000       96,000         --           --           --           --          800
  President, Vertex              1996      115,000       79,000         --           --           --           --          800
  Microwave Products, Inc.
-------------------------------

(1) Includes incentive bonus payments earned for services rendered to the Company or a subsidiary in the year indicated that were paid in the following year.

(2) Excludes certain incidental perquisites, the total of which did not exceed the lesser of $50,000 or 10% of the cash compensation for any named individual.

(3) Except as noted in footnote (5) below, the amounts reflected in this column consist of the annual employer matching payments to the Company's qualified Savings/Profit Sharing Plan.

(4) Information included in the Summary Compensation Table as to Dr. Luik's 1997 salary compensation (i) represents compensation for services to Vertex Satcom Systems, Inc. ("Vertex Satcom"), formerly known as TIW Systems, Inc., a wholly-owned subsidiary of the Company, and since June 11, 1997, as Vice President of the Company, and (ii) reflects the annualized amount of such compensation as if he had been employed in such capacities for the entire fiscal year. Dr. Luik actually earned and was paid salary compensation of $84,800 from the effective date of the Company's acquisition of Vertex Satcom, June 11, 1997, until the end of the 1997 fiscal year.

(5) Includes, for fiscal years 1998 and 1997, respectively, annual contributions of (i) $4,846 and $4,750 to Vertex Satcom's qualified 401(k) Plan and (ii) $10,651 and $10,291 to Vertex Satcom's qualified Money Purchase Pension Plan for the benefit of Dr. Luik.

OPTION GRANTS DURING FISCAL YEAR 1998

         No options to acquire shares of Common Stock or related SARs were granted to the named executive officers of the Company during fiscal year 1998.

1998 OPTION EXERCISES AND FISCAL YEAR END HOLDINGS

         The following table sets forth information with respect to options exercised by the named executives of the Company during fiscal year 1998 and the number and value of unexercised options and SARs held at fiscal year end.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                   NUMBER OF SECURITIES               IN-THE-MONEY
                                                                  UNDERLYING UNEXERCISED              OPTIONS/SARS
                                                                OPTIONS/SARS AT FY-END(#)           AT FY-END ($)(*)
                                                              ----------------------------   ----------------------------
                          SHARES ACQUIRED         VALUE
          NAME             ON EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------- -----------------   ------------    -----------    -------------   -----------    -------------
J. Rex Vardeman .........          --               --           30,000         10,000        $218,400        $ 61,800
A. Don Branum ...........          --               --           30,000         10,000         218,400          61,800
James D. Carter .........          --               --           25,000         10,000         176,500          61,800
Rein Luik ...............          --               --              --             --             --               --
Manfred Stupnik .........          --               --            4,000          4,000          25,520          25,520
------------------------

       * THE CLOSING PRICE FOR THE COMPANY'S COMMON STOCK AS REPORTED BY THE NASDAQ STOCK MARKET (NATIONAL MARKET SYSTEM) ON SEPTEMBER 30, 1998, WAS $18.375 PER SHARE. THE INDICATED VALUE IS CALCULATED ON THE BASIS OF THE DIFFERENCE BETWEEN THE OPTION EXERCISE PRICE PER SHARE AND $18.375, MULTIPLIED BY THE NUMBER OF SHARES OF COMMON STOCK UNDERLYING EACH OPTION.


COMPENSATION OF DIRECTORS

         The Company has adopted a policy whereby all Outside Directors (non-employees) receive directors' fees of $1,000 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings held on the same day as Board meetings). No director who is an employee of the Company receives any fees for services as a director or member of any committee of the Board. All directors are reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or of committees of the Board.

         In addition, the Company has previously adopted the Outside Directors Plan whereby stock option grants have been made from time to time on an irregular basis to reward director performance and to encourage those qualifying directors of the Company who are not employees to participate in the Company's long-term success. While this plan expired in 1996, certain previously granted options remain validly issued and outstanding under such plan. The Company has previously granted non-qualified stock options pursuant to this plan in fiscal year 1993 to Messrs. Womble and Heitzman to purchase 5,000 shares of Common Stock each at the exercise price of $10 per share, in fiscal year 1995 for an additional 5,000 shares of Common Stock each at an exercise price of $12 per share, and in fiscal year 1997 for an additional 5,000 shares of Common Stock each at an exercise price of $17 per share. To date, Messrs. Heitzman and Womble have exercised their 1993 options of 5,000 shares each, and Mr. Womble has also exercised his 1995 option of 5,000 shares.

         In fiscal year 1998, the Company adopted its Non-Employee Directors Stock Option Plan to replace and accomplish the same objectives as the expired Outside Directors Plan. Pursuant to this plan, in fiscal year 1998, the Company granted non-qualified stock options to Messrs. Womble, Heitzman, and Farmer to purchase 5,000 shares, 5,000 shares, and 10,000 shares, respectively, each at the original exercise price of $25 per share. In November 1998, these options were modified to amend the exercise price to $16.4375 per share. To date, none of these options has been exercised.

EMPLOYMENT AGREEMENTS

         J. Rex Vardeman, A. Don Branum, and James D. Carter, in their capacities as (i) Chairman of the Board, President and Chief Executive Officer,
(ii) Senior Vice President and Assistant Secretary, and (iii) Vice President and Chief Financial Officer and Treasurer, respectively, have each executed employment agreements with the Company. These employment agreements are each for three-year terms which automatically renew on a daily basis.

         Among other provisions, these agreements provide that, in consideration for remaining in the employ of the Company, each officer is entitled, subject to certain conditions, to receive benefits in the event of termination of employment under certain circumstances, including, among other reasons, a Change of Control of the Company. If such an officer is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, such officer would be entitled to receive from the Company, except as otherwise indicated below, a lump-sum severance payment equal to the sum of the following payments: (i) the officer's full base salary through the effective date of his termination at the rate then in effect, (ii) any authorized but unreimbursed business expenses and any vacation benefits which have accrued but are unpaid or unused as of the effective date of termination, (iii) any accrued but unpaid annual bonus compensation to the effective date of termination, but without accelerating the bonus payment date, (iv) an amount equal to three times the average aggregate direct annual compensation (salary and bonus) of the officer for the five fiscal years of the Company ended immediately prior to the effective date of his termination, and (v) in the event such officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), resulting from any "excess parachute payment" received by such officer as described in Section 280G(b) of the Code, an amount sufficient to ensure that after payment of such excise tax, plus interest or penalties thereon, if any, as the result of such "excess parachute payment," such officer will retain free and clear of all claims, taxes, and impositions an amount equal to such excise tax, interest and penalties, if any, imposed upon the excess payment received. In the event that any such officer receives a parachute payment as a result of termination of employment, such officer would be deemed to receive an "excess parachute payment" if it equals or exceeds 300% of the officer's "base amount," generally the average annual compensation received by such officer over the five most recent tax years. The "excess parachute payment" is computed as that portion of the "parachute payment" which exceeds the "base amount."

         In addition, Rein Luik and Louis E. Becker, in their capacities as President of Vertex Electronics Group, and as President of Vertex Antenna Systems, LLC, respectively, entered into agreements effective as of June 11, 1997, which include the same provisions for similar terms as summarized above as related to their employment in such capacities with these respective subsidiaries.

         Certain key employees of the Company have executed proprietary information protection agreements acknowledging that all their discoveries made while an employee of the Company will be the property of the Company and that they will not disclose trade secrets or other confidential information of the Company to others.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         General. Pursuant to rules designed to enhance disclosure of executive compensation policies, the Company is required to provide certain data and information regarding compensation and benefits provided to its Chief Executive Officer and four other most highly compensated officers. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations which resulted in fundamental executive compensation decisions affecting these individuals. In response to this requirement, the Compensation Committee submits the following report for inclusion in this Proxy Statement. The data and information included in the various compensation tables appearing elsewhere in this Proxy Statement should be read in conjunction with and are deemed to be a part of this report.

         Named Executives. This report includes disclosure of the required compensation information for the Company's Chief Executive Officer and its four other most highly compensated officers (collectively, the "Named Executives") for 1998.

         Compensation Committee. Decisions on compensation of the Company's executive officers are made by the three-member Compensation Committee comprised of J. Rex Vardeman, Chairman, Bill R. Womble and Donald E. Heitzman, Sr.

         Compensation Policies. The Company's executive compensation policies, as endorsed by the Board of Directors, are designed to:

         o Provide competitive levels of compensation which support a pay-for-performance policy that integrates pay with achievement of annual and long-term performance goals by the Company as a whole and its respective subsidiaries and divisions, rewards noteworthy corporate performance, and recognizes individual initiative and achievements;

         o Provide a comprehensive program which enhances opportunities to achieve strategic business initiatives and facilitates the recruitment, retention and motivation of talented executives whose abilities are critical to the long-term success and competitiveness of the Company; and

         o Reward executives for long-term strategic management which supports the Company's strategy of providing superior value to its shareholders.

         Target levels of overall compensation of the Named Executives are intended to be reasonably consistent with those paid to similarly situated executives of other employers of comparable size in the Company's industry, but are increasingly being weighted toward programs contingent upon the performance by the Company or its respective subsidiaries or divisions, as applicable. As a result of the increased emphasis on tying executive compensation to corporate performance (either of the Company as a whole or its respective subsidiaries or divisions, as appropriate), in any particular year the Company's executives may be paid more or less than executives of the Company's competitors, depending upon the Company's performance or the performance of its respective subsidiaries or divisions, as applicable. The Compensation Committee also endorses the concept that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the interests of management and shareholders in the enhancement of shareholder value. Thus, the Compensation Committee has increasingly utilized these elements in determining the Company's compensation benefits for its executive officers.

         Compensation paid the Company's executive officers in 1998, as reflected in the foregoing tables as to the Named Executives, consisted of base salary and annual bonus compensation. No stock options were granted to any of the Named Executives under the Company's Stock Option Plans during the 1998 fiscal year.

         Relationship of Performance. The Compensation Committee's emphasis on tying pay to performance criteria is reflected in the cash compensation paid to the Named Executives for 1998, as a range from approximately 18.9% to approximately 37.8% of the amounts paid to the Named Executives for 1998 (approximately 29.6% for the Chief Executive Officer) resulted from performance-based compensation pursuant to the respective Management Incentive Compensation Plans (the "Management Incentive Plans") for annual cash incentive bonuses of the Company as a whole, its subsidiaries (the "Subsidiaries") and its divisions (the "Divisions"). The objective measures of performance that are utilized under the Management Incentive Plans include targeted versus actual annual net income after tax of the Company as a whole, and targeted versus actual net pre-tax income for its respective Divisions and Subsidiaries, each viewed separately. Subjective considerations are considered only in establishing base salaries and, to a lesser degree, the criteria for establishing the annual operating plan for the Company as a whole, its Divisions and its Subsidiaries, respectively, from which annual cash bonuses are determined and in determining the target annual bonus award of each participant pursuant to the respective Management Incentive Plans of the Company, its Divisions and its Subsidiaries, as applicable.

         Annual Salaries. For 1998, the Compensation Committee established the annual base salaries of four of the Named Executives (including the Chief Executive Officer) at higher levels than those which prevailed in 1997 and the annual base salary of one of the Named Executives was reduced from its 1997 level in accordance with an agreement reached as a part of an acquisition completed in that year. The salary increases awarded in 1998 ranged from approximately 8.0% to approximately 13.8% compared to the annual base salary levels paid such Named Executives, respectively, for 1997 (an increase of approximately 11.1% for the Chief Executive Officer). These adjustments for 1998 were warranted as to each Named Executive who was awarded a salary increase, including the Chief Executive Officer, based on enhanced duties and responsibilities, competitive data, individual performance, initiative and contribution to overall corporate performance, tenure and internal comparability considerations. Additionally, for 1997 the Company experienced the most successful year in its history, having achieved an increase of approximately 19% in sales and approximately 18% in net income compared to the results of fiscal year 1996. Accordingly, consistent with the Company's executive compensation policy of tying executive compensation to performance, the 1998 base salaries of four of the Named Executives indicated were increased as compared to 1997 salary levels.

         Annual Bonuses. The annual cash incentive bonuses payable under the respective Management Incentive Plans to the Named Executives reported in the Summary Compensation Table are based primarily on objective criteria and to a lesser extent on subjective standards. Objective criteria include actual versus target annual net income after tax of the Company as a whole, and actual versus target annual net pre-tax income of each of the Company's Divisions and Subsidiaries, respectively. Subjective criteria encompass factors considered
(i) in promulgating the annual operating plan and (ii) in determining the target bonus award for each eligible participant under the applicable Management Incentive Plan based upon the above described standards utilized in determining annual base salaries. Target annual net income, after tax or pre-tax, as applicable, utilized for purposes of establishing target annual cash incentive bonuses for the year is based on the annual operating plan for the Company, its Divisions, and its Subsidiaries, developed by management and approved by the Board of Directors as a whole. In October 1997, the full Board of Directors, acting upon the recommendations and with the participation of management, established the following: (i) the parameters of the 1998 annual operating plan, including, among other information, the financial objectives of the Company, its Divisions, and its Subsidiaries, for such year; (ii) the percentage of net income after tax of the Company to be available as the aggregate annual bonus fund under the Company's Management Incentive Plan for its eligible participants, including certain of the Named Executives, measured by the degree of achievement of the Company's actual net income after tax for 1998, as compared to the target net income after tax for such year pursuant to the annual operating plan; (iii) the percentage of pre-tax income of its respective Divisions to be available as the aggregate annual bonus fund under the Management Incentive Plan applicable to each Division for its eligible participants, including certain of the Named Executives, measured by the degree of achievement of each Division's actual pre-tax income for 1998, as compared to its target pre-tax income for such year pursuant to the annual operating plan; and (iv) the percentage of pre-tax income of its respective Subsidiaries to be available as the aggregate annual bonus fund under the Management Incentive Plan applicable to each Subsidiary for its eligible participants, including two of the Named Executives, measured by the degree of achievement of each Subsidiary's actual pre-tax income for 1998, as compared to its target pre-tax income for such year pursuant to the annual operating plan.

         In October 1997, through application of the criteria described above, the Compensation Committee determined the target annual bonus award of each eligible participant under the respective Management Incentive Plans, including each Named Executive, as a percentage share of the target annual bonus fund available under such plans, respectively, for 1998. As a result of the performance of the Company as a whole, its Divisions, and its Subsidiaries in 1998, the Compensation Committee determined the actual 1998 cash bonus award for each Named Executive, including the Chief Executive Officer, by applying the objective criteria described above, which procedure was also uniformly applied in determining the actual 1998 cash bonuses for all other officers of the Company (including its Divisions) and its Subsidiaries. The Compensation Committee followed the same procedure in October 1998 to determine target 1999 cash incentive bonus awards pursuant to the Management Incentive Plans.

         Stock Option Grants. The Company has adopted two stock option plans (collectively, the "Stock Plans") to provide long-term incentive compensation for eligible participants: the Stock Option Plan for Key Employees (the "Key Employee Plan") and the 1995 Stock Compensation Plan (the "1995 Stock Plan"). Generally, executive officers and other key employees of the Company (including its Divisions) and its Subsidiaries are entitled to participate in these Stock Plans. Stock option grants under the Stock Plans provide the right to purchase shares of the Company's Common Stock at fair market value (the average of the high and low trading prices) on the date of grant. Additionally, the 1995 Stock Plan provides that optionees may be granted stock appreciation rights with respect to shares of Common Stock covered by related options granted under such plan, which permit optionees to be paid the appreciation on the related stock option in lieu of exercising such option. Each stock option granted under the Key Employee Plan or the 1995 Stock Plan is effectively exercisable based on an incremental vesting schedule of 20% per annum over five years; and may have a maximum term of seven years under the Key Employee Plan or ten years pursuant to the 1995 Stock Plan. The Stock Plans are structured to encourage the retention of shares purchased under the Stock Plans and provide long-term compensation opportunities to participating executives and other key employees only to the extent that shareholders of the Company have benefitted.

         Option grants have been made from time to time on an infrequent basis under the Stock Plans to reward executive performance and to encourage optionees to participate in the Company's long-term success as measured by the value of the Company's Common Stock. Factors considered in determining the amounts of options include multiples of base salary (designed to create greater opportunities commensurate with enhanced responsibilities), competitive data, managerial abilities, and individual initiative and achievements. No stock options were awarded to any of the Named Executives in fiscal year 1998.

         The 1998 annual compensation of J. Rex Vardeman, President and Chief Executive Officer, as reflected in certain tables accompanying this report, was based on the policies described above.

                                       Respectfully submitted,

                                       COMPENSATION COMMITTEE
                                       of the Board of Directors



                                       J. Rex Vardeman, Chairman
                                       Bill R. Womble
                                       Donald E. Heitzman, Sr.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 1998, the members of the Compensation Committee were responsible for determining executive compensation and made decisions related to stock option grants to certain officers other than executive officers. J. Rex Vardeman, Chairman of the Board, President and Chief Executive Officer, serves as Chairman of the Compensation Committee and participated in deliberations concerning executive officer compensation.

         No member or nominee for election as a member of the Board of Directors or any Committee of the Board has an interlocking relationship with the board (or member of such board) or any committee (or member of such committee) of a board of any other company.

STOCK PERFORMANCE INFORMATION

         The following chart illustrates the percentage of change in the cumulative total shareholder return on the Company's Common Stock during each of the fiscal years in the five-year period ended September 30, 1998, compared with the cumulative total returns on the Center for Research in Security Prices ("CRSP") Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Index for Nasdaq Communications Equipment Stocks, respectively, for the same periods.

                               STOCK PERFORMANCE*
                                    [GRAPH]


----------------------------------------------------------------------------------------------------------------------------------
                                    LEGEND


                 Index Description                          9/30/93      9/29/94     9/30/95       9/30/96    9/30/97     9/30/98
                 -----------------                          -------      -------     -------       -------    -------     -------
Vertex Communications Corporation ...................        100.0         84.9        130.2        126.4      182.1        138.7
CRSP Index for The Nasdaq Stock Market ..............        100.0        100.8        139.3        165.2      226.8        231.8
CRSP Index for Nasdaq Communications Equipment Stocks        100.0         94.5        190.4        216.6      237.0        141.1

NOTES:

    A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B.  The indices are reweighted daily, using the market capitalization on the previous trading day.
    C.  If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
    D.  The index level for each series was set to $100.00 on September 30,
        1993.
----------------------------------------------------------------------------------------------------------------------------------


* The comparison assumes (i) $100 was invested on September 30,1993, in the Company's Common Stock and in each of the foregoing indices and (ii) that any dividends paid by companies included in the comparative indices were reinvested in additional shares of the same class of equity securities of such companies at the frequency with which dividends were paid during the applicable periods depicted.

         The stock performance information depicted in the preceding chart is not necessarily indicative of future stock price performance. The chart shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

                              CERTAIN TRANSACTIONS

         The Board of Directors of the Company has adopted a policy that transactions between the Company, its officers, directors, principal shareholders, and affiliates be conducted on terms at least as favorable to the Company as those which could be obtained from independent parties.

         The Company has entered into certain indemnification agreements with each of its directors and executive officers to provide the maximum indemnification allowed pursuant to its articles or incorporation, bylaws and applicable law.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. Such persons are required by Commission regulation promulgated pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) report forms they file with the Commission.

         Based solely on its review of the copies of such report forms received by it with respect to fiscal year 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act.

                             SHAREHOLDER PROPOSALS

         Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2000 Annual Meeting of Shareholders, such proposals must be received by the Company not later than August 23, 1999. Such proposals should be directed to Vertex Communications Corporation, 2600 N. Longview Street, Kilgore, Texas 75662-6842,
Attention: Investor Relations (telephone: [903] 984-0555; telecopy: [903] 984-2090; or via electronic mail to: invest@vertexcomm.com).

                            EXPENSES OF SOLICITATION

         All costs incurred in the solicitation of Proxies for the Meeting will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telefax, or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

                        ADDITIONAL INFORMATION AVAILABLE

         UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS AT THE COMPANY'S OFFICES INDICATED ABOVE.

         The Company's 1998 Annual Report to Shareholders accompanies this Proxy Statement. The Annual Report, which includes financial statements, does not form and is not to be deemed part of this Proxy Statement.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the shareholders properly come before the Meeting or any adjournment thereof, the enclosed Proxy confers upon the persons named in and entitled to vote the shares represented by such Proxy discretionary authority to vote the shares represented by such Proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed Proxy also may, if it is deemed advisable, vote such Proxy to adjourn the Meeting from time to time.

         PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, IF MAILED IN THE UNITED STATES.


                                       By Order of the Board of Directors

                                        /s/ JOE A. YLITALO

                                       Joe A. Ylitalo
                                       Secretary

Kilgore, Texas
December 21, 1998

                                                                     APPENDIX A

                           PROPOSED AMENDMENT TO THE
                        1995 STOCK COMPENSATION PLAN OF
                       VERTEX COMMUNICATIONS CORPORATION


         The following constitutes the relevant provisions of the 1995 Stock Compensation Plan of Vertex Communications Corporation (the "Plan"), as amended by the proposed Amendment, with the proposed amending provision being underlined.

         It is proposed that Section 2 of the Plan be amended to read in its entirety as follows:

             2. STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in
Section 14 hereof, there will be reserved for the use upon the exercise of Options to be granted from time to time under the Plan an aggregate of 1,000,000 shares of the common stock, $.10 par value per share (the "Common Stock"), of the Company, which shares in whole or in part shall be authorized, but unissued, shares of the Common Stock or issued shares of Common Stock which shall have been reacquired by the Company as determined from time to time by the Board of Directors of the Company (the "Board of Directors"). To determine the number of shares of Common Stock available at any time for the granting of Options under the Plan, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan which remain outstanding or which have been exercised. If and to the extent that any Option to purchase reserved shares shall not be exercised by an Optionee (as hereinafter defined) for any reason or if such Option to purchase shall terminate as provided herein, such shares which have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 14 hereof).

                                   P R O X Y

                       VERTEX COMMUNICATIONS CORPORATION
                            2600 N. Longview Street
                           Kilgore, Texas 75662-6842

               ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 26, 1999

                            THIS PROXY IS SOLICITED
                    BY THE BOARD OF DIRECTORS OF THE COMPANY


                  The undersigned shareholder(s) of Vertex Communications Corporation, a Texas corporation (the "Company"), hereby appoints J. Rex Vardeman and Bill R. Womble, and each of them, attorneys-in-fact and Proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Roy H. Laird Country Club, 1306 Houston Street, Kilgore, Texas 75662, at 11:00 A.M., local time, on Tuesday, January 26, 1999, and at any adjournment thereof. The above named Proxies are hereby instructed to vote such shares as indicated on the reverse side hereof.


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)


 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO
           DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.


1. Election of Directors                                 Director nominees:

FOR all nominees             WITHHOLD                    J. Rex Vardeman, A. Don Branum, James D. Carter, Bill R. Womble,
listed (except as            AUTHORITY                   Donald E. Heitzman, Sr., John G. Farmer, and Rein Luik
marked to the                to vote for all
contrary) to                 nominees listed.
the right:                                               INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


                                                         -------------------------------------------------------------------------


2. To approve the            3. To ratify the            This Proxy, when properly executed, will be voted in the manner directed
   proposed amendment           appointment of Arthur    by the undersigned. Please refer to the Proxy Statement for a discussion
   to the 1995 Stock            Andersen LLP as          of each of these matters.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
   Compensation Plan.           independent public       VOTED FOR EACH OF THE PROPOSALS.
                                accountants of the
FOR    AGAINST   ABSTAIN        Company for the
                                fiscal year              Please sign exactly as name appears hereon. When shares are held by joint
                                ending                   tenants, both should sign. If acting as attorney, executor, trustee, or
                                September 30, 1999.      in any other representative capacity, sign name and indicate title.

                                FOR  AGAINST  ABSTAIN    Dated:                                          , 199
4. In their discretion,                                       ------------------------------------------     ---
   upon such other matters
   as may properly come
   before the meeting.                                   --------------------------------------------------------------
                                                                            Signature
FOR    AGAINST     ABSTAIN

                                                         --------------------------------------------------------------
                                                                            Signature

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA            PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"           CARD USING THE ENCLOSED ENVELOPE.